Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on October 22, 2018 by and between Assure Holdings Corp., a Colorado corporation (the “Company”), and Trent Carman, a resident of Colorado (the “Executive”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.	Position of Employment.

The Company will employ the Executive in the position of Chief Financial Officer (the “CFO”) and, in that position, the Executive will report to the Board of Directors (the “Board”). The Company retains the right to change the Executive’s title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in the Executive’s duties shall be consistent with the Executive's training, experience, and qualifications.

The terms and conditions of the Executive's employment shall, to the extent not addressed or described in this Executive Employment Agreement, be governed by the Company’s existing practices. In the event of a conflict between this Employment Agreement and the existing practices, the terms of this Agreement shall govern.

2.	Term of Employment.

a)	The Executive’s employment with Company shall be considered "at will" consistent with the laws of the State of Colorado.

b)	This Agreement will be in effect for one year from the signing date. At that time, this Agreement will be updated to reflect future goals. If not updated, this Agreement will renew automatically after one year from the date of signing and will automatically renew for one year in each subsequent year.

c)	This Agreement, including the Addendums, can be updated with Executive and Board approval during the year.

3.	Position and Duties.

a)	General Duties. Executive shall render to the very best of Executive's ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Board. Executive shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. Executive shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written concert of the Board of Directors.

b)	Specific Duties. The Executive will perform specific duties as described in the “CFO Job Description.”

4.	Compensation.

a)	Base Salary. While the Executive is employed by the Company hereunder, the Company shall pay to Executive a base salary at the annual rate of $260,000, to be paid in semi-monthly (24 pay dates) installments of $10,833.33 less deductions and withholdings.

b)	Stock Options. The Executive will be granted 4000,000 stock options within the first thirty (30) days of employment. Options will vest in a manner consistent with the employee stock option plan.

c)	Incentive Bonus. While employed with the Company the Executive will be eligible to earn an annual discretionary bonus up to 60% of the Executive’s base salary. Bonus will be paid quarterly as earned as part of the annual variable compensation plan.

d)	Incentive Stock Options. While employed with the Company the Executive will be eligible to earn additional incentive stock options on an annual basis beginning in 2019.

e)	Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive acknowledges that his participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto, and that such plans and programs may be modified by the Company from time to time.

i.	Health, Dental and Vision – Premiums to be paid by the Company

ii.	401k – Executive will be eligible following 6 months of continuous service with the Company. The Company will match 100% of the first 6% of the pay you contribute.

iii.	Phone Allowance - $200 per month

iv.	Car Allowance - $500 per month

v.	Paid Parking

f)	Paid Time Off. While employed with the Company the Executive will accrue 6.66 hours of Paid Time Off (PTO) for a total of four (4) weeks annually.

d)	Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.	Termination of Employment.

The Executive's employment with the Company may be terminated, in accordance with any of the following provisions:

a)	Termination by the Executive. The Executive may terminate his employment at any time during the course of this agreement by giving a 60-day notice in writing to the Board of Directors of the Company. During the notice period, Executive must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Executive’s salary and benefits will remain unchanged during the notification period. The Company will make no severance payment nor pay for COBRA benefits.

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b)	Termination for “Good Reason.” Good Reason is defined as:

(i)	the Company’s taking any action which is materially inconsistent with, or results in the material reduction of Executive’s duties or responsibilities hereunder, without his consent (subject to the explicit terms of this Agreement on this subject);

(ii)	the Company’s reducing Executive’s then-current compensation (per Section 4 above), without his consent;

(iii)	the Company’s committing a material breach of this Agreement which is not remedied by the Company within 5 days after receiving notice from Executive of such breach;

(iv)	the Company’s requiring Executive, without his consent, to relocate from his then current place of residence, except that any initial relocation agreed upon between the Company and Executive.

The executive will receive three (3) months’ severance pay. Should the Executive elect to continue his medical coverage pursuant to COBRA, the Company will reimburse his premium payments for the first twelve (12) months of the COBRA continuation.

c)	Termination by the Company “Without Cause.” The Company may terminate the Executive's employment at any time during the course of this agreement by giving notice in writing to the Executive. During the notice period, Executive must fulfill all of the Executive's duties and responsibilities set forth above and use Executive's best efforts to train and support Executive's replacement, if any. Failure of Executive to comply with this requirement may result in Termination for Cause described below, but otherwise the Executive's salary and benefits will remain unchanged during the notification period. The Executive will receive three (3) months’ severance pay. Should the Executive elect to continue his medical coverage pursuant to COBRA, the Company will reimburse his premium payments for the first twelve (12) months of the COBRA continuation. Nothing herein shall require Company to maintain the Executive in active employment for the duration of the notice period.

c)	Termination by the Company “For Cause.” The Company may, at any time and without notice, terminate the Executive for "cause". Termination by the Company of the Executive for "cause" shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the Executive's position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Executive's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the instructions of the Board of Directors of the Company. The Company will make no severance payment nor pay for COBRA benefits.

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d)	Termination “By Death or Disability.” The Executive's employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Executive's heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Executive is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which the Executive is covered provide a benefit to the Executive's heirs, beneficiaries, successors, or assigns. The Company will make no severance payment nor pay for COBRA benefits.

6.	Remedies.

Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of any of the provisions of this agreement and the addendums. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

7.	Indemnification.

a)	The Company hereby agrees to indemnify, defend, and hold harmless Executive and Executive’s affiliates, customers, employees, successors, and assigns from and against any losses, damages, claims, fines, penalties, and expenses (including reasonable attorney fees) that arise out of or result from:

(i)	any material breach by the Company of this Agreement or the covenants, representations or warranties of the Company provided herein;

(ii)	any negligent act, omission, or willful misconduct of the Company in the performance of this Agreement;

(iii)	the Company’s failure to comply with applicable federal, state, or local governmental statutes, ordinances and regulations; or

(iv)	any infringement or violation by the Company of any non-party’s proprietary rights.

Executive shall promptly give to the Company, and confirm receipt of, written notice of the assertion of any such claim. The Company shall assume the timely defense of any such claim at its own expense and with counsel of its own choosing that has been approved in writing by Executive. Executive shall render assistance in this defense as may be reasonably requested by the Company. Executive shall be entitled to participate in any action, arbitration, or mediation, at his own expense with counsel of his selection.

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(b)	Executive hereby agrees to indemnify, defend, and hold harmless the Company and the Company’s affiliates, customers, employees, successors, and assigns from and against any losses, damages, claims, fines, penalties, and expenses (including reasonable attorney fees) that arise out of or result from:

(i)	any material breach by Executive of this Agreement or the covenants, representations or warranties of Executive provided herein;

(ii)	any negligent act, omission, or willful misconduct of Executive in the performance of this Agreement;

(iii)	Executive’s failure to comply with applicable federal, state, or local governmental statutes, ordinances and regulations; or

(iv)	any infringement or violation by the Executive of any non-party’s proprietary rights.

The Company shall promptly give to Executive, and confirm receipt of, written notice of the assertion of any such claim. Executive shall assume the timely defense of any such claim at its own expense and with counsel of its own choosing that has been approved in writing by the Company. The Company shall render assistance in this defense as may be reasonably requested by Executive. The Company shall be entitled to participate in any action, arbitration, or mediation, at its own expense with counsel of its own selection.

8.	Miscellaneous.

a)	Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.

b)	Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction. The venue, for the purpose of all such actions shall be in the state of Colorado, whether or not such venue is or subsequently becomes inconvenient.

(c)	Entire Agreement. The following documents are considered part of this agreement:

(i)	CFO Job Description (Addendum A to this Agreement)

(ii)	Confidentiality Agreement (Addendum B to this Agreement)

(iii)	Non-Compete Agreement (Addendum C to this Agreement)

This Agreement constitutes the complete understanding between the Company and Executive. All prior representations, agreements, and understandings have been merged into this Agreement. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d)	Amendments. No amendment or modification of this Agreement or Addenda shall be deemed effective unless made in a writing signed by the Executive and approved by the Board.

(e)	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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(f)	Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity that acquires all or substantially all of its assets or with which the Company merges. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement.

(g)	Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(h)	Severability. Subject to Section 6(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(i)	Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

BY EXECUTING THIS AGREEMENT, THE EXECUTIVE REPRESENTS THAT HE HAS THOROUGHLY REVIEWED ITS TERMS, HAS, IF HE DESIRED, CONSULTED AN ATTORNEY, AND THAT HE ACKNOWLEDGES THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE REASONABLE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date set in the first paragraph.

Executive

By:
Name

Signature

Title

Date

Company

By:
Name

Signature

Title

Company

Date

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EMPLOYEE CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Confidentiality Agreement”) is entered into on XXXX XX, XXXX by and between Company Name, a Colorado corporation (the “Company”), and Employee Name, a resident of Colorado (the “Employee”).

1.	Confidential Information.

(a) General Obligations. Except as permitted in writing by the Board, during the term of the Employee’s employment with the Company and at all times thereafter, the Employee shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company or its customers that the Company has acquired or acquires during the Employee’s employment with the Company, whether developed by the Employee’s or by others, concerning: (i) any trade secrets; (ii) any confidential, proprietary or secret designs, methods, processes, formulas, plans, devices, materials, inventions (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company; (iii) contractual terms and conditions the Company has established with any customers, suppliers, joint ventures, partnerships, licensors, licenses, or distributors, customer or supplier lists, including prices the Company has established; (iv) any confidential, proprietary or secret development or research work, proposed products, proposed technologies, or current or proposed product tests of the Company; (v) any strategic or other business, marketing or sales plans of the Company; (vi) any of the Company’s financial data or plans including current or proposed manufacturing costs, product or service pricing; and financial projections; (vii) names, addresses, duties or other personal characteristics of employees of the Company including, without limitation, information in any way relating to diagnosis or treatment services provided by any health care provider; or (viii) any other confidential or proprietary information or secret aspects of the business of the Company (collectively, “Confidential Information”). The Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of the Employee’s employment with the Company, the Employee shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, (B) is independently made available to the Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (C) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by the Employee. The Employee will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use Employee’s best efforts to prevent the unauthorized disclosure, use, or reproduction of, all Confidential Information.

(b) Publication. The Employee shall not publish any papers prepared by the Employee as a result of the Employee employment, consultation, work or services, with, for, on behalf of or in conjunction with the Company without the Company’s prior written consent. Proposed publications referring to the Employee employment, consultation, work, services and activities with, for, on behalf of or in conjunction with the Company, or referring to any information developed therefrom, will be submitted by the Employee to the Company for review, prior to publication, to insure that the Company’s position with respect to Confidential Information is not adversely affected by disclosures. The Employee agrees to abide by the Company’s reasonable decisions in these matters.

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(c) Return of Confidential Information and Property. Upon termination of the Employee’s employment with the Company (or otherwise upon request), the Employee shall promptly deliver to the Company any and all the Company’s records and any and all the Company’s property in the Employee’s possession or under the Employee’s control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, printers, telephones and other electronic equipment belonging to the Company.

(d) Obligations Regarding Third Party Information. The Company expects the Employee to guard any confidential information of the Employee’s prior employers with the same degree of care that the Employee will use to protect the Company’s own confidential information. Consequently, the Company specifically directs the Employee to not bring to, or use for the benefit of, or use while performing job duties for the Company, any information (in any form or on any media) which belongs to any third party, including any prior employers, without the express written consent of the owner of the confidential information. The Employee may not bring on the Company’s premises or install on the Company’s computers, any software program or data, which the Employee knows belongs to any third party without proof of a valid license or release for use. The Employee represents that the Employee’s performance of all the terms of this Agreement, and as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to the Employee’s employment with the Company.

2.	Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. The Employee shall immediately disclose to the Company any and all ideas, processes, inventions, discoveries and improvements to any of the foregoing, whether or not patentable, (“Inventions”) that the Employee may learn of, conceive, develop, and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company and for one year thereafter that directly or indirectly arise from or relate to: (i) the Company’s business, technology, products, goods, software, or services; (ii) work or research performed for the Company; (iii) the use of the Company’s products, technology, equipment, software, or time; or (iv) confidential, proprietary, or secret knowledge or information of the Company or its customers. Any such Inventions are the sole and exclusive property of the Company and the Employee hereby assigns, transfers and sets over to the Company the Employee’s entire right, title and interest in and to any and all of such Inventions and in and to any and all patent applications that may be filed on such Inventions, and that may issue, or be issued, upon such applications.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that the Employee shall conceive or originate individually or jointly or commonly with others, and that arise in connection with the Employee’s services hereunder, or knowledge of confidential and proprietary information of the Company, shall be the property of the Company and are hereby assigned by the Employee to the Company and each entity that controls, is controlled by, or is under common control with, the Company (collectively “Affiliates”) along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by the Employee relating to the Company or any Affiliate and arising out of the Employee’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

(c) Exceptions. Sections 2(a) and 2(b) do not apply to any invention or material: (i) for which no product, technology, software, equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used, and (ii) that was developed entirely on the Employee’s own time, and (iii) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, and (iv) that does not result from any work performed by the Employee for the Company.

(d) Cooperation. The Employee shall, at no cost to the Employee, promptly execute, acknowledge and deliver to the Company all additional instruments or documents that the Company determines at any time to be necessary to carry out the intentions of this Section 2. Furthermore, whether during or after the Employee’s employment with the Company, the Employee hereby agrees to perform any acts deemed necessary or desirable by the Company, at the Company’s expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of an Invention or any copyrightable material. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Employee’s agent and attorney-in-fact to act for and on his or her behalf and instead of the Employee, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Section 2, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by the Employee.

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BY EXECUTING THIS CONFIDENTIALITY AGREEMENT, EMPLOYEE REPRESENTS THAT HE HAS THOROUGHLY REVIEWED ITS TERMS, HAS, IF HE DESIRED, CONSULTED AN ATTORNEY, AND THAT HE ACKNOWLEDGES THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE REASONABLE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, Employee and the Company have executed this Confidentiality Agreement as of the date set forth in the date set in the first paragraph.

Employee

By:
Name

Signature

Title

Date

Company

By:
Name

Signature

Title

Company

Date

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ADDENDUM D:

EXECUTIVE NON-COMPETE/NON-SOLICITATION AGREEMENT

THIS NON-COMPETE/NON-SOLICITATION AGREEMENT (this “Non-Compete/Non-Solicitation Agreement”) is entered into on XXXX XX, XXXX by and between Company Name, a Colorado corporation (the “Company”), and Employee Name, a resident of Colorado (the “Employee”).

Non-Compete/Non-Solicitation. The Employee agrees that during the period the Employee is employed by the Company, and

a.	If the Employee quits his employment without “Good Reason” (as defined in Section xx of the Executive Employment Agreement) or if his employment is terminated by the Company for “Cause” (as defined in Section 5 of the Executive Employment Agreement), for a period of 2 years from the date of termination of such employment, and

b.	If the Employee quits his employment with the Company or the Employee’s employment with the Company is terminated by the Company for any reason other than for Cause, and the Company is making “severance payments” to the Employee, for a period of 2 years from the date of termination of such employment,

The Employee will not, without the prior written consent of the Company, directly or indirectly engage, at any place in the United States, in the following actions:

(i) Render services, advice or assistance to any corporation, person, organization or other entity which engages in the marketing, selling, production, design or development of any product, good, service or procedure which is or may be used as an alternative to, or which is or may be sold in competition with any product, good, service or procedure marketed, sold, produced, designed or developed by the Company (including products, goods, services, or procedures currently being researched or under development by the Company), or engage in any such activities in any capacity whatsoever, including, without limitation, as an employee, consultant, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder (other than being a shareholder in a publicly traded corporation where the shareholder’s total holdings are less than one percent (1%) of the total outstanding shares.

(ii) Induce, solicit, endeavor to entice or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and the Company.

(iii) Induce, solicit, endeavor to entice or attempt to induce any other employee, consultant or independent contractor of the Company to leave the employ of the Company, or to work for, render services or provide advice to or supply Confidential Information of the Company to any third person or entity, or to in any way adversely interfere with the relationship between any such employee, consultant or independent contractor and the Company.

(iv) The Employee acknowledges that the compensation paid to the Employee during the Employee's employment by the Company (including any stock options granted, or to be granted, to the Employee) and “severance payments” paid to the Employee following his employment by the Company are intended to and do compensate the Employee for any inconveniences or economic losses resulting from Executive's agreement not to compete with the Company.

(v) If the duration of, the scope of, the territory covered by, or any business activity covered by any provision of this Agreement is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope, territory, or activity that is determined to be valid and enforceable. The Employee hereby acknowledges that this Agreement shall be construed so as to render its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

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BY EXECUTING THIS NON-COMPETE/NON-SOLICITATION AGREEMENT, THE EMPLOYEE REPRESENTS THAT HE HAS THOROUGHLY REVIEWED ITS TERMS, HAS, IF HE DESIRED, CONSULTED AN ATTORNEY, AND THAT HE ACKNOWLEDGES THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE REASONABLE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, the Employee and the Company have executed this Non-Compete/Non-Solicitation Agreement as of the date set in the first paragraph.

Employee

By:
Name

Signature

Title

Date

Company

By:
Name

Signature

Title

Company

Date

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